February 25, 2013

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re: St. Joseph, Inc.

On February 25, 2013 my appointment as auditor for St. Joseph, Inc. began. I have read St. Joseph, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 28, 2013 and agree with such statements, insofar as they apply to me.

Sincerely,

/s/ BF Borgers CPA PC
BF Borgers CPA PC